EXHIBIT 99.1

For Immediate Release

Media Relations Contact Randy Hargrove 800-331-0085	Investor Relations Contact Carol Schumacher 479-277-1498

Walmart Board of Directors Adds Former Accenture
CFO Pamela Craig

BENTONVILLE, Ark., Nov. 22, 2013 -- Wal-Mart Stores, Inc. (NYSE: WMT) today announced that its board of directors has appointed Pamela Craig, retired chief financial officer of Accenture, as a new member of the company’s board, effective immediately. Craig became the fifteenth member of the board and will also serve as a member of the company’s Audit Committee.

“Pam is a well-respected leader and ideally suited to serve on Walmart’s board given her extensive financial experience and her understanding of the vital role technology plays in business today,” said Walmart Chairman Rob Walton. “The domestic and global perspectives she gained during her 34 years with Accenture give her unique insight into managing a global company that will be invaluable to Walmart.”

“I look forward to working with the board and executive management team and to helping Walmart maintain its retail leadership role,” Craig said. “In an unpredictable global economy I believe Walmart is well-positioned for continued success through its stores and growing eCommerce business, disciplined financial approach and leadership position on important issues facing society.”

Craig, 56, has extensive experience in finance, technology and operations from her time at Accenture, a global management consulting, technology services and outsourcing company. She served as the company’s chief financial officer from October 2006 until July 1, 2013. In that role, she was responsible for the company’s Corporate Controllership, Corporate Development, Treasury, Tax, Finance Operations and Strategic Planning and Analysis. Ms. Craig retired from Accenture on Aug. 31, 2013.

Craig’s additional leadership roles at Accenture included directing the company’s office locations globally, the IT function, and travel and cross-company operations. She also managed businesses within the company's Products and Communications & High Tech operating groups. She was a member of Accenture's Global Executive Committee, Global Operating Committee, Global Management Committee, Global Leadership Council and Capital Committee.

Craig holds a master of business administration degree from New York University and a bachelor's degree with honors in economics from Smith College. She currently serves on the board of directors and as Audit Committee chair for Akamai Technologies, a leading provider of cloud optimization services, and on the board of VMware, Inc., a global leader in virtualization and cloud infrastructure.

About Walmart
Wal-Mart Stores, Inc. (NYSE: WMT) helps people around the world save money and live better -- anytime and anywhere -- in retail stores, online, and through their mobile devices. Each week, more than 245 million customers and members visit our 11,096 stores under 69 banners in 27 countries and e-

commerce websites in 10 countries. With fiscal year 2013 sales of approximately $466 billion, Walmart employs more than 2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart. Online merchandise sales are available at http://www.walmart.com and http://www.samsclub.com.